Exhibit 99.1

908 Devices Reports First Quarter 2022 Financial Results and

Reiterates 2022 Revenue Outlook

Q1 2022 revenue increases 50% over prior year with Desktop revenue in BioPharma growing 68%

BOSTON, MA – May 10, 2022 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended March 31, 2022.

“We had a strong start to the year with revenue growing 50% over the prior year period. We made tangible progress against our goals as we continued to enable our customers with rapid chemical and biochemical analysis when and where they need it,” said Kevin J. Knopp, CEO and Co-founder. “From global biopharma sites to prominent local events in our communities, like the Boston Marathon, our devices are being used to provide actionable insights.”

Recent Highlights

•	Revenue of $8.3 million for the first quarter of 2022, representing 50% increase over the prior year period

•	Expanded installed base to 2,018 devices with 83 devices placed during the first quarter

•	Released updates to our MX908 handheld device, including additional drug targets, Bluetooth capability for iOS devices and technical interface spec for robots, drones, and other third-party systems

•	Partnered with UK-based CPI biologics center on cell culture media optimization for bioprocessing applications

First Quarter 2022 Financial Results

Revenue was $8.3 million for the three months ended March 31, 2022, a 50% increase over the prior year period. This increase was primarily driven by product revenue from an increase in both handheld and desktop devices. Desktop revenue grew 68% year over year because of both increased device sales and increased recurring revenue.

The installed base grew to 2,018 placements with 83 devices placed in Q1 2022.

Gross profit was $4.1 million for the first quarter of 2022, compared to $2.9 million for the corresponding prior year period. Gross margin was 50%, as compared to 52% for the corresponding prior year period. The decrease in gross margin was expected based upon the investments in personnel and expenses in calendar year 2021 and the first quarter of 2022, offset in part by the increase in device sales and the volume leverage.

Operating expenses were $13.7 million for the first quarter of 2022, compared to $8.7 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, an increase in stock-based compensation and an increase in marketing activities and travel expenses.

Net loss was $9.4 million for the first quarter of 2022, compared to a net loss of $6.1 million for the corresponding prior year period. Net loss per share was $0.30 for the first quarter of 2022, compared to a net loss per share of $0.22 for the corresponding prior year period.

Cash and cash equivalents were $223 million as of March 31, 2021. In addition, the Company has approximately $15 million of debt outstanding.

2022 Guidance

908 Devices continues to expect full year 2022 revenue to be in the range of $52 million to $55 million, representing 23% to 30% growth over full year 2021.

Webcast Information

908 Devices will host a conference call to discuss the first quarter 2022 financial results before market open on Tuesday, May 10, 2022 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Product and service revenue	$8,029	$5,357
License and contract revenue	277	186
Total revenue	8,306	5,543
Cost of revenue:
Product and service cost of revenue	4,041	2,560
License and contract cost of revenue	136	75
Total cost of revenue	4,177	2,635
Gross profit	4,129	2,908
Operating expenses:
Research and development	3,905	2,965
Selling, general and administrative	9,745	5,753
Total operating expenses	13,650	8,718
Loss from operations	(9,521)	(5,810)
Other income (expense):
Interest expense	(20)	(376)
Other income, net	126	91
Total other income (expense), net	106	(285)
Net loss and comprehensive loss	$(9,415)	$(6,095)
Net loss per share attributable to common stockholders	$(0.30)	$(0.22)
Weighted average common shares outstanding	31,210,567	27,290,364

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$223,120	$224,073
Accounts receivable, net	6,323	16,375
Inventory	9,632	7,918
Prepaid expenses and other current assets	3,908	4,527
Total current assets	242,983	252,893
Operating lease, right-of-use assets	4,886	5,182
Property and equipment, net	2,177	1,603
Other long-term assets	1,180	1,228
Total assets	$251,226	$260,906
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,162	$1,371
Accrued expenses	4,350	6,961
Deferred revenue	5,779	5,160
Operating lease liabilities	1,373	1,344
Total current liabilities	13,664	14,836
Long-term debt, net of discount and current portion	15,000	15,000
Operating lease liabilities, net of current portion	4,156	4,508
Deferred revenue, net of current portion	11,604	11,958
Total liabilities	44,424	46,302
Total stockholders' equity	206,802	214,604
Total liabilities and stockholders' equity	$251,226	$260,906